UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
____________________________________________________________

Date of Report (Date of earliest event reported): October 14, 2010

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 Commerce Boulevard
Cincinnati, Ohio	45140
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 618-0911

________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

(e)           On October 14, 2010, the Board of Directors of HealthWarehouse.com, Inc. (the “Company”) amended the Company’s 2009 Incentive Compensation Plan (the “2009 Plan”) to increase the number of shares of its $0.001 par value common stock reserved for issuance in connection with awards granted under the 2009 Plan from 1,681,425 to 2,881,425 (an increase of 1,200,000 shares).

On October 14, 2010, the Company’s Board of Directors increased the annual base salary of Lalit Dhadphale, the Company’s President and Chief Executive Officer, to $250,000 effective October 1, 2010, and granted Mr. Dhadphale a discretionary bonus of $86,000, to be paid in 12 equal monthly installments.  On October 14, 2010, the Company’s Board of Directors also granted Mr. Dhadphale an option to purchase 250,000 shares under the 2009 Plan at an exercise price of $3.03 per share.  This option vests in three equal annual installments beginning October 14, 2011.  In addition to serving as the Company’s President and Chief Executive Officer, Mr. Dhadphale has personally guaranteed approximately $1.2 million of the Company’s indebtedness and has personally guaranteed various open credit arrangements with certain of the Company’s vendors.  The Company and Mr. Dhadphale are not parties to an employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 20, 2010	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Patrick E. Delaney
Chief Financial Officer